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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                FEBRUARY 25, 2000
               (DATE OF REPORT) (DATE OF EARLIEST EVENT REPORTED)

                              EXCO RESOURCES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                      TEXAS
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

                 0-9204                                74-1492779
          (COMMISSION FILE NO.)             (IRS EMPLOYER IDENTIFICATION NO.)


                               5735 PINELAND DRIVE
                                    SUITE 235
                               DALLAS, TEXAS 75231
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (214) 368-2084


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

Acquisition of Val Verde County, Texas Assets on February 25, 2000

On February 25, 2000, EXCO Resources, Inc. (EXCO) purchased certain oil and gas assets located in Val Verde County, Texas from an undisclosed seller (the Val Verde County Properties). The assets consist of 21 producing gas wells. Under terms of the acquisition, EXCO will become operator of 18 of the wells. As of September 30, 1999, total proved reserves net to EXCO's interest included 19.8 Bcf of natural gas. Production for December 1999, net to EXCO's interest was approximately 106 Mmcf of natural gas.

The purchase price of $12.2 million cash ($7.9 million after contractual adjustments and a hold-back for preferential rights) was paid from existing working capital and borrowings of $7.1 million under EXCO's credit facility. The effective date of the acquisition was October 1, 1999. If the preferential rights are not exercised, EXCO will pay $3.5 million for the additional interests from existing working capital. These assets qualify as eligible replacement properties under EXCO's tax-deferred exchange agreement. This use of tax-deferred exchange proceeds is in compliance with the like-kind exchange provisions of Sections 1031 of the Tax Code. The price was determined through arms-length negotiation between the parties.


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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial Statements.

                  As permitted by Form 8-K, the required historical financial statements in respect of the Val Verde County Properties will be filed by amendment to this Form 8-K no later than May 5, 2000.

         (b)      Pro Forma Financial Information.

                  Pro Forma Combined Condensed Financial Statements of EXCO Resources, Inc. for the year ended December 31, 1999 with respect to the acquisition of the Val Verde County Properties will be filed by amendment to this Form 8-K no later than May 5, 2000.

         (c)      Exhibits.

                  Number   Document

                           None.


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                        EXCO RESOURCES, INC.


                                        By: /s/ T. W. EUBANK
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                                                T.W. Eubank, President


Dated: March 6, 2000


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